                                                                   EXHIBIT 99.1


                                                    [DYAX LOGO AND LOGOTYPE]


CONTACT:
Stephen S. Galliker
EVP, Finance and Administration, CFO
Dyax Corp.
(617) 250-5733
sgalliker@dyax.com


              DYAX CORP. ANNOUNCES FOURTH QUARTER AND YEAR END 2002
                       FINANCIAL RESULTS AND 2003 GUIDANCE

CAMBRIDGE, MA, FEBRUARY 19, 2003 - Dyax Corp. (Nasdaq: DYAX) today announced financial results for the fourth quarter and year ended December 31, 2002.

FINANCIAL RESULTS:

For the quarter ended December 31, 2002, the Company reported a net loss of $6,377,000 or $0.32 per share as compared to a net loss of $5,933,000 or $0.31 per share in the comparable quarter of 2001. For the fourth quarter of 2002, the Company reported revenues of $10,864,000 as compared to $8,717,000 for the same period in 2001.

For the year ended December 31, 2002, the Company reported a net loss of $26,818,000 or $1.36 per share as compared to a net loss of $17,165,000 or $0.89 per share for the year ended December 31, 2001.

Revenue for the year ended December 31, 2002 increased 23.8% to $40,908,000 as compared to $33,040,000 for the year ended December 31, 2001. The growth in revenue for fiscal year 2002 was due primarily to increased sales of separations systems and products by Biotage, the Company's chromatography subsidiary, as well as to new and expanded biopharmaceutical research and product collaborations. Dyax ended the fourth quarter and year 2002 with $28,199,000 in cash and cash equivalents, exclusive of restricted cash.

Research and development expenses for the fourth quarter of 2002 increased 50.0% to $8,036,000 from $5,356,000 for the fourth quarter of 2001. Research and development expenses for the year ending December 31, 2002 increased 64.3% to $31,920,000 from $19,432,000 for the year 2001. These increases were primarily due to increases in external research and development costs associated with prospective and ongoing clinical trials involving DX-88 and

DX-890, the Company's lead product candidates. More specifically, increased costs were incurred due to the initiation of a phase I/II clinical trial of DX-88 for patients undergoing cardiopulmonary bypass (CPB), costs associated with U.S. enrollment into EDEMA1, a phase II 48-patient clinical study of DX-88 for the treatment of hereditary angioedema (HAE), and manufacturing costs associated with the ongoing Phase II trial in Europe for DX-890 in cystic fibrosis (CF).

Commenting on Dyax's results, Henry E. Blair, Chairman and CEO said, "We are greatly encouraged by the progress made during 2002. In particular, the advances made in the area of clinical development for DX-88 and DX-890 demonstrate our transition to a biopharmaceutical company from a technology platform company. For DX-88, we reported interim phase II results from our European study in HAE, and as planned, we initiated a phase I/II study of DX-88 in a second indication, CPB. Since year end, we have initiated a larger U.S.-based 48-patient study of DX-88 in HAE, referred to as the EDEMA1 trial, and have begun patient treatment. Notably, both the United States and European regulatory authorities granted orphan drug designation to DX-88 early in 2003 for the treatment of angioedema. Regarding DX-890, we reported initial results of a phase IIa European study in adult CF patients, and have also initiated a second phase IIa' study in Europe for children with CF."

Added Mr. Blair, "I'm also very proud of Dyax's success in achieving effective freedom to operate in the important arena of phage display discovery of human antibodies. We concluded a series of cross-licensing agreements with Biosite, Genentech, XOMA and most recently extended our agreement with Cambridge Antibody Technology. These new arrangements should set the stage for a number of new therapeutic antibody collaborations. I believe that Dyax has state-of-the-art libraries and capabilities in this important discovery technology."

With respect to the financial results, Mr. Galliker said, "We are pleased that our results are in line with our most recent forecast for the year. We are particularly pleased with the progress made by Biotage, our now self-sufficient separations subsidiary located in Charlottesville, Virginia, that has become a significant financial asset of Dyax. During 2002, Biotage continued its revenue growth and began generating positive operating cash flow in the last two quarters of the year." Mr. Galliker continued with the following guidance for 2003:

2003 GUIDANCE:

FINANCIAL OUTLOOK

"Overall, our revenues are expected to increase from 20% to 30% in 2003. This growth is composed of a 15% to 20% increase in Biotage revenues and a 25% to 50% increase in the biopharmaceutical segment. We expect continued strength from Biotage's products in its discovery segment, including several new product launches scheduled for early 2003. Projected growth from the biopharmaceutical segment reflects additional anticipated funded research opportunities based on our antibody discovery technology and capacity.

We will continue to carefully monitor and manage our cash position. With the cost reduction measures implemented in 2002, we would expect net cash consumption for operations in 2003 in the range of $15 to $20 million, down from $22.8 million in 2002. The Company will also be considering its available alternatives for additional working capital, including selling additional equity or debt securities or selling or leveraging other assets.

CLINICAL MILESTONES

We expect to report initial results from all four of our active clinical trials during 2003: the European phase II DX-88 study in HAE, the U.S.-based phase II EDEMA1 study of DX-88 in HAE, the U.S. phase I/II study of DX-88 in CPB, and the phase IIa1 study of DX-890 in children with CF. Notably, Dyax is presenting clinical data for the first time at a major medical meeting in March 2003. This data from the European trial of DX-88 in hereditary angioedema will be presented in an oral abstract at the annual meeting of the American Academy of Allergy, Asthma and Immunology (AAAAI)."

CONFERENCE CALL AND WEBCAST

The Company will host a conference call and webcast followed by a question and answer session at 10:00 a.m. Eastern Standard Time today (February 19, 2002) to discuss fourth quarter and year end 2002 financial results.

The dial-in number for domestic callers is (800) 915-4836. International callers should dial (973) 317-5319. A webcast of the discussion will be accessible from the Investor Relations page of Dyax's corporate website at www.dyax.com.

A replay of the conference call will be available until March 15, 2003 and may be accessed by dialing (800) 428-6051 for domestic callers, or (973) 709-2089 for international callers. The replay access code for all callers is 286395. The webcast will be archived on Dyax's website for an indefinite period of time.

DYAX CORP.

Dyax Corp. is a biopharmaceutical company focused on the discovery, development and commercialization of therapeutic products. The Company uses its patented phage display technology to rapidly identify a broad range of recombinant protein, peptide, and fully human monoclonal antibody compounds that bind with high affinity and specificity to targets of interest, with the objective of selecting those compounds with the greatest potential for advancement into clinical development. Dyax currently has two recombinant proteins in phase II clinical trials. DX-88 is being studied for the treatment of hereditary angioedema and for use during cardiopulmonary bypass surgery, while DX-890 is being studied for the treatment of cystic fibrosis. Dyax leverages its technology broadly through revenue generating licenses and collaborations in therapeutics and in non-core areas of affinity separations, diagnostic imaging, and research reagents. Through its subsidiary, Biotage, Inc., Dyax develops, manufactures and sells chromatography separations systems and products to pharmaceutical companies worldwide for drug discovery and purification. For more information on Dyax Corp., please visit the Company's website at www.dyax.com.


This press release contains forward-looking statements regarding Dyax Corp., including statements regarding its revenues, results of operations, financial position, research and development expenditures and programs, clinical trials and collaborations. Statements that are not historical facts are based on Dyax's current expectations, beliefs, assumptions, estimates, forecasts and projections for Dyax and the industry and markets in which Dyax competes. The statements contained in this release are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed in such forward-looking statements. Important factors which may affect future revenues, operating results, financial position, research and development programs, clinical trials and collaborations include Dyax's dependence on the expertise, effort, priorities and contractual obligations of its collaborators in the development, clinical trials, manufacture, marketing, sales and distribution of biopharmaceuticals developed by Dyax or its collaborators; the risk that biopharmaceuticals developed by Dyax or its collaborators may not show therapeutic effect or an acceptable safety profile in clinical trials or could take a significantly longer time to gain regulatory approval than Dyax expects or may never gain approval; Dyax's ability to obtain and maintain intellectual property protection for its products and technologies; the development of technologies or products superior to its technologies or products; and other risk factors described or referred to in Dyax's most recent Annual Report on Form 10-K and other periodic reports filed with the Securities and Exchange Commission. Dyax cautions investors not to place undue reliance on the forward-looking statements contained in this release. These statements speak only as of the date of this release, and Dyax undertakes no obligation to update or revise these statements, except as may be required by law.

Dyax and the Dyax logo are the registered trademarks of Dyax Corp. Biotage is a trademark of Biotage, Inc., a Dyax subsidiary.


                          - FINANCIAL TABLES FOLLOW -


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                                   DYAX CORP.
                 SELECTED CONSOLIDATED STATEMENT OF OPERATIONS
                                  (UNAUDITED)

                                                                    THREE MONTHS ENDED                         YEAR ENDED
                                                                       DECEMBER 31,                           DECEMBER 31,
                                                            ----------------------------------      -------------------------------
                                                                 2002                 2001               2002              2001
                                                            --------------      --------------      --------------   --------------
Revenue:
    Product sales                                           $    6,280,000      $    5,531,000      $   23,158,000   $   18,803,000
    Product development and license fee revenues                 4,584,000           3,186,000          17,750,000       14,237,000
                                                            --------------      --------------      --------------   --------------
Total revenues                                                  10,864,000           8,717,000          40,908,000       33,040,000


Costs and expenses:
    Cost of products sold                                        2,701,000           2,654,000          10,038,000        8,805,000
    Research and development (Note 1)                            8,036,000           5,356,000          31,920,000       19,432,000
    Selling, general and administrative (Note 2)                 6,119,000           6,838,000          25,218,000       24,121,000
                                                            --------------      --------------      --------------   --------------
Total costs and expenses                                        16,856,000          14,848,000          67,176,000       52,358,000
                                                            --------------      --------------      --------------   --------------


Loss from operations                                            (5,992,000)         (6,131,000)        (26,268,000)     (19,318,000)
    Other income (expense), net                                   (385,000)            198,000            (550,000)       2,153,000
                                                            --------------      --------------      --------------   --------------
Net loss                                                    $   (6,377,000)     $   (5,933,000)     $  (26,818,000)   $ (17,165,000)
                                                            ==============      ==============      ==============   ==============

Basic and diluted net loss per share                        $        (0.32)     $        (0.31)     $        (1.36)   $       (0.89)
                                                            ==============      ==============      ==============   ==============


Weighted average number of shares used in
  computing basic and diluted net loss per share                19,703,242          19,390,872          19,652,474       19,244,809
                                                            ==============      ==============      ==============   ==============


                SELECTED CONSOLIDATED BALANCE SHEET INFORMATION
                                  (UNAUDITED)


                                                                                                 DECEMBER 31,          DECEMBER 31,
                                                                                                    2002                   2001
                                                                                                --------------        -------------
Cash, cash equivalents and restricted cash                                                     $  28,199,000         $  51,034,000
Restricted cash                                                                                    5,115,000             4,365,000
Working capital                                                                                   17,642,000            44,010,000
Total assets                                                                                      73,906,000            81,441,000
Stockholders' equity                                                                              30,842,000            55,464,000


(Note 1) Includes charges for non-cash stock based compensation of $128,000 and $185,000 for the three months ended December 31, 2002 and 2001, and $513,000 and $687,000 for the years ended December 31, 2002 and 2001.

(Note 2) Includes charges for non-cash stock based compensation of $157,000 and $245,000 for the three months ended December 31, 2002 and 2001, and $627,000 and $867,000 for the years ended December 31, 2002 and 2001.


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